AGREEMENT, made on 26 July 1996

BETWEEN

(1)  BLUE STAR GROUP LIMITED a New Zealand Corporation ("Buyer"); and

(2)  RANK COMMERCIAL LIMITED, a New Zealand Corporation (the "Stockholder").

INTRODUCTION

A. By an agreement dated 22 July 1996 ("Stock Purchase Agreement") the Stockholder agreed to sell and the Buyer agreed to buy all of the Issued and outstanding shares of Company stock of Whitcoulls Group Limited (the "Company").

B. The Buyer and the Stockholder wish to enter into this Agreement to set out terms they have agreed in relation to the Closing of that sale.

IT IS AGREED

1.   DEFINITIONS

     Terms defined in the Stock Purchase Agreement shall have the same meanings in this Agreement.

2.   PAYMENT

2.1 Payment on 26 July 1996: On 26 July 1996 (Washington DC time) the Buyer shall cause USOP to deliver for value that day in immediately available cleared funds the cash payment of US$220 million set forth in section 1.1 of the Stock Purchase Agreement in the manner set out in section 2.2 of the Stock Purchase Agreement except that, of that US $220 million:

     (a) the sum of US $185 million shall be for the credit of the Rank Commercial account described in section 2.2(a) of the Stock Purchase Agreement (thereby leaving a balance of US$35 million of the purchase price outstanding) and;

     (b) the sum of US$35 million shall be for the credit of Westpac Banking Corporation in substitution for the payment of the sum of NZ$50 million referred to in section 2.2(c) of the Stock Purchase Agreement (for application in part reduction of the principal amount owing to Westpac Banking Corporation by the Company).

2.2 Payment of US$35 million: The Buyer shall pay or cause USOP to pay all outstanding US$35 million to the Stockholder on the earlier of the date 30 days after the date of this Agreement or the date on which USOP's credit facility with Banker's Trust Company becomes available for drawdown in immediately available cleared funds to the account at Chase Manhattan Bank, New York described in section 2.2(a) of the Stock Purchase Agreement.

3    CLOSING

3.1 Time: Closing shall occur as soon as the Stockholder receives confirmation to its satisfaction from Westpac Banking Corporation that the payments referred to in clause 2.1 of this Agreement have been received in immediately available cleared funds. For the purposes of the Stock Purchase Agreement, the Closing Date shall be deemed to be 26 July 1996.

3.2 Security: As security for the payment of the US$35 million referred to in clause 2.2 of this Agreement and for payment of the interest and costs set out in clause 4 of this Agreement at Closing the Buyer shall deliver to the Stockholder:

     (a) a first ranking mortgage over all of the issued and outstanding shares of Company Stock in a form satisfactory to the Stockholder ("Share Mortgage"); and

     (b) a letter from Bank of New Zealand in a form satisfactory to the Stockholder confirming that the Share Mortgage shall have absolute priority over any security given by the Buyer to Bank of New Zealand; and

     (c) a certificate from a director of the Buyer in a form satisfactory to the Stockholder in relation to the execution of the Share Mortgage.

3.3 Registration of Share Transfer: The parties shall use their best efforts to cause a transfer of all of the issued and outstanding shares of Company Stock to be registered in the name of the Buyer immediately after Closing. The Stockholder shall be entitled to hold the share certificate or certificates issued in the Buyer's name as security in connection with the Share Mortgage.

4.   INTEREST AND COSTS

     The Buyer shall also pay to the Stockholder on demand:

     (a) interest on the sum of US$220 million from 25 July 1996 (Washington DC time) until the date ("Payment Date") the payment referred to in clause 2.1 of this Agreement is received in immediately available cleared funds for value that day this interest to accrue:

          (i) for the period to 26 July 1996 (Washington DC time) at the rate determined by Westpac Banking Corporation to be the overdraft rate payable by it on the US$220 million overdrawn balance of its account for that one day period;

          (ii) thereafter at the US dollar overnight deposit rate quoted by Westpac Banking Corporation, Wellington;

     (b) interest on the sum of US$35 million from the Payment Date until the date the sum of US$35 million referred to in clause 2.2 of this Agreement is received in immediately available cleared funds for value that day, interest to accrue at the US dollar overnight deposit rate quoted by Westpac Banking Corporation, Wellington.

5    USOP

     The Buyer represents to the Stockholder that its parent company, U.S. Office Products Company:

     (a)  agrees to the arrangements set out in this letter; and

     (b) has confirmed that its obligations under the Stock Purchase Agreement remain in full force and effect; and

     (c) has confirmed that its guarantee of the Buyer's obligations under the Stock Purchase Agreement remain in full force and effect and extends to the Buyer's obligations under this Agreement.

EXECUTED as an Agreement.

BLUE STAR GROUP LIMITED


by
   -------------------------------


RANK COMMERCIAL LIMITED


by
   -------------------------------
                                     - 3 -